Exhibit 10.1
AMENDMENT NO. 1
TO
TRANSACTION AGREEMENT
    This Amendment No. 1, dated as of August 11, 2025 (this “Amendment”), to the Transaction Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), dated as of April 14, 2025, by and among Intel Corporation, a Delaware corporation (“Indigo”), Intel Americas, Inc., a Delaware corporation (“Indigo Americas”), Altera Corporation, a Delaware corporation (the “Company”), and SLP VII Gryphon Aggregator, L.P., a Delaware limited partnership (the “Purchaser”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.
        WHEREAS, pursuant to Section 12.03(a) of the Agreement, the Agreement may be amended by an instrument in writing that is designated as an amendment thereto and is signed by each of the Parties.
        NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Amendment and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties desire to amend certain terms of the Agreement as follows:
1.Amendment to Section 1.01 of the Agreement. The definitions for “Estimated Purchase Price,” “Final Equity Value,” “Final Purchase Price” and “Per Share Value” in the Agreement are hereby amended and restated in its entirety to read as follows:
“Estimated Purchase Price” means an amount equal to (i) (A) fifty-one percent (51%) multiplied by (B) the Estimated Equity Value, minus (ii) Estimated Transaction Expenses, minus (iii) the aggregate amount of reasonable and documented out-of-pocket Expenses of the Purchaser and its Affiliates up to a maximum amount equal to $50,000,000, to the extent not paid by Indigo prior to the Closing.
“Final Equity Value” means an amount equal to (i) the Base Value, plus (ii) the Final Net Working Capital Adjustment (which may be positive or negative), plus (iii) the lesser of (A) the Final Closing Cash and (B) $425,000,000, minus (iv) the Minimum Cash Amount, minus (v) the Final Closing Indebtedness, minus (vi) the amount of the Debt Financing Proceeds.
“Final Purchase Price” means an amount equal to (i) (A) fifty-one percent (51%) multiplied by (B) the Final Equity Value, minus (ii) Final Transaction Expenses, minus (iii) the aggregate amount of reasonable and documented out-of-pocket Expenses of the Purchaser and its Affiliates up to a maximum amount equal to $50,000,000, to the extent not paid by Indigo prior to the Closing.

“Per Share Value” means the quotient obtained by dividing (i) the sum of (A) the Adjusted Estimated Purchase Price plus (B) the amount of the Debt Financing Proceeds, by (ii) the number of Shares outstanding immediately prior to the Closing Date, calculated on a fully diluted basis, which, for the avoidance of doubt, will include any Shares subject to any outstanding awards granted under the Company Stock Plan, including any Company RSU Awards or Company PSU Awards, and will not include any Shares reserved for issuance under the Company Stock Plan.
2.Amendment to Section 1.01 of the Agreement. Section 1.01 of the Agreement is hereby further amended to add a definition for “Adjusted Estimated Purchase Price” as follows:
“Adjusted Estimated Purchase Price” means an amount equal to (i) the Estimated Equity Value, minus (ii) Estimated Transaction Expenses, minus (iii) the aggregate amount of reasonable and documented out-of-pocket Expenses of the Purchaser and its Affiliates up to a maximum amount equal to $50,000,000, to the extent not paid by Indigo prior to the Closing.
3.Amendment to Section 2.05 of the Agreement. Section 2.05 of the Agreement is hereby amended and restated in its entirety to read as follows:
“Closing. The Closing shall be effected by the exchange of documents and signatures by electronic transmission or, if such exchange is not practicable, the Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Avenue, Palo Alto, California 94301, at 10:00 A.M., Pacific Time, on the date that is five (5) Business Days after the date on which all of the conditions set forth in Article 9 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent legally permissible, waiver of those conditions at the Closing) are satisfied or, to the extent legally permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, time or date as may be mutually agreed upon in writing by Indigo and the Purchaser; provided, that, notwithstanding the foregoing, the Closing shall not occur prior to September 12, 2025, without the prior written consent of Indigo and the Purchaser. The date on which the Closing occurs is referred to as the “Closing Date.” The Closing shall be deemed effective as of 12:01 A.M., Pacific Time, on the Closing Date or at such other time as Indigo and the Purchaser shall agree to in writing (such time is referred to as the “Effective Time”). All transactions taking place at the Closing shall be deemed to occur simultaneously.”
4.Amendment to Section 2.09 of the Agreement. Sections 2.09(a), 2.09(b) and 2.09(c) of the Agreement are hereby amended and restated in their entirety and new Section 2.09(d) is added, to read as follows:
“(a)    Except as otherwise agreed to in writing prior to the Closing between the Purchaser and a Business Employee that is a holder of any Company RSU Award or Company PSU Award, as applicable, effective immediately prior to the Closing Date, each Company RSU Award and Company PSU Award held by a Business Employee that, after giving effect to any vesting or waiver of provisions that occurs as a result of, or as permitted by, the transactions contemplated by this Agreement, is outstanding and (x) unvested as of immediately prior to the Closing shall, automatically and without any action on the part of the Company or the holder thereof, be cancelled (the “Cancelled Company Awards”) or (y) vested as of immediately prior to the Closing, shall, automatically and without any action on the part of the Company or the holder thereof, be cancelled at the Closing in exchange for the right to receive a payment equal to the product of (i) the Per Share Value multiplied by (ii) the number of shares subject to the applicable Company RSU Award or Company PSU Award, as applicable, upon or no later than thirty (30) calendar days following the Closing Date (the “Pre-Closing Vested Company Equity Award Amount”). Effective no later than thirty (30) calendar days following the Closing Date, the Purchaser shall grant, or cause the Company or a Subsidiary thereof to grant, to each holder of a Cancelled Company Award a long-term cash award (each, a “Replacement Company Cash Award”) with an aggregate value as of the Closing that is no less than the Pre-Closing Unvested Company Equity Award Amount. Subject to the applicable Business Employee’s continued service with the Company and its Subsidiaries after the Closing Date and through the applicable vesting dates, such Replacement Company Cash Award shall vest and become payable at the same time or times and in the same proportion as the Cancelled Company Award that the Replacement Company Cash Award replaced would have vested and been payable pursuant to its terms as of immediately prior to the Closing Date and after giving effect to any vesting or waiver of provisions that occurs as a result of, or as permitted by, the transactions contemplated by this Agreement; provided that, with respect to any Replacement Company Cash Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code, the amounts due will be paid at a time that does not trigger a Tax or penalty under Section 409A of the Code. All amounts due under this Section 2.09 all be subject to tax withholding.”
“(b)    Each long-term cash award that has been granted or committed to a Business Employee (1) under the Company Stock Plan or (2) on or after April 14, 2025, including any such awards granted or committed to in lieu of the grant of any Company RSU Award or Company PSU Award (such cash awards, the “Long-Term Company Cash Awards”), as applicable, effective immediately prior to the Closing Date, after giving effect to any vesting or waiver of provisions that occurs as a result of, or as permitted by, the transactions contemplated by this Agreement, and (x) is (or would be deemed be) unvested as of immediately prior to the Closing shall continue in effect pursuant to the terms thereof (each, a “Continued Company Cash Award”) or (y) is (or would be deemed to be) vested as of immediately prior to the Closing, shall be entitled to receive a payment equal to the dollar amount of the vested (or deemed vested) portion of each such award upon or no later than thirty (30) calendar days following the Closing Date (the “Pre-Closing Vested Cash Award Amount” and together with the Pre-Closing Vested Company Equity Award Amount, the “Pre-Closing Vested Company Award Amount”). Subject to the applicable Business Employee’s continued service with the Company and its Subsidiaries after the Closing Date and through the applicable vesting dates, such

Continued Company Cash Award shall vest and become payable at the same time or times and in the same proportion as applicable prior to the Closing and after giving effect to any vesting or waiver of provisions that occurs as a result of, or as permitted by, the transactions contemplated by this Agreement; provided that, with respect to any Continued Company Cash Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code, the amounts due will be paid at a time that does not trigger a Tax or penalty under Section 409A of the Code. All amounts due under this Section 2.09 will be subject to tax withholding.”
“(c)    No later than the first day of each calendar quarter occurring following the Closing (each an “Award Funding Date”), Indigo shall pay, or cause the Sellers to pay, to the Company or a designee thereof, a cash amount equal to the aggregate value of the Replacement Company Cash Awards and Continued Company Cash Awards (in each case, plus the employer portion of any applicable employer and payroll Taxes) that are scheduled to vest in such calendar quarter (such Replacement Company Cash Awards and Continued Company Cash Awards scheduled to vest, the “Vesting Company Cash Awards” and such funding amount, the “Quarterly Funded Company Award Amount”), decreased by the amount by which the Quarterly Funded Company Award Amount for the prior quarter exceeded the amount that became due and payable, and was actually paid, to holders of Vesting Company Cash Awards in such prior quarter (the “Company Cash Award Funding Excess”) and increased by the amount by which the amount that became due and payable, and was actually paid, to holders of Vesting Company Cash Awards in such prior quarter exceeded the Quarterly Funded Company Award Amount for such prior quarter (the “Company Cash Award Funding Deficit”). In March of each calendar year, commencing in calendar year 2027, the Company shall return to Indigo any Company Cash Award Funding Excess rather than crediting such amount to the calculation of the subsequent Quarterly Funded Company Award Amount, unless otherwise requested by Indigo in writing. Reasonably in advance of each Award Funding Date, the Company shall provide Indigo with the Quarterly Funded Company Award Amount, identifying the extent to which the Company Cash Award Funding Excess or Company Cash Award Funding Deficit was taken into account in the calculation thereof.”
“(d)     For Tax purposes, (i) any Quarterly Funded Company Award Amount paid by Indigo or the Sellers pursuant to this Section 2.09 shall be treated (x) 49% as a deemed capital contribution by Indigo or the Sellers, as applicable, to Gryphon JV, (y) 51% as a deemed payment to the Purchaser that is an adjustment to the Final Purchase Price, which amount is then deemed contributed by the Purchaser to Gryphon JV as a deemed capital contribution, and (z) as a series of deemed capital contributions from Gryphon JV through its various Subsidiaries to the Company of the amounts deemed received by Gryphon JV pursuant to clauses (x) and (y), and (ii) any payments by the Company or any Subsidiary of the Company to the applicable Business Employees pursuant to the Replacement Company Cash Awards and the Continued Company Cash Awards shall constitute compensatory payments for services and shall be deductible as such by the Company and its Subsidiaries, as applicable.”

5.Amendment to Section 10.01(b)(i) of the Agreement. Section 10.01(b)(i) of the Agreement is hereby amended and restated in its entirety to read as follows:
“the Effective Time shall not have occurred on or before August 12, 2025 (the “End Date”); provided, that if on August 12, 2025 all of the conditions set forth in Article 9 (other than those conditions that by their nature are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date) are satisfied or, to the extent legally permissible, waived by the party or parties entitled to the benefit of such conditions, then the End Date shall be automatically extended to September 13, 2025 and such date shall become the End Date for purposes of this Agreement; provided, further, that if on the End Date, any of the conditions set forth in Section 9.01(b) or Section 9.01(a) (to the extent relating to the matters set forth in Section 9.01(b) or otherwise arising under Antitrust Law or Foreign Direct Investment Law), shall not have been satisfied, then the End Date shall be automatically extended to December 10, 2025, and such date shall become the End Date for purposes of this Agreement; provided, further, that if on December 10, 2025, any of the conditions set forth in Section 9.01(b) or Section 9.01(a) (to the extent relating to the matters set forth in Section 9.01(b) or otherwise arising under Antitrust Law or Foreign Direct Investment Law), shall not have been satisfied, then the End Date shall be automatically extended to April 14, 2026, and such date shall become the End Date for purposes of this Agreement; provided, further, that if the first notice provided by Indigo pursuant to Section 6.05(g)(i)(B) is provided within thirty (30) days of the then-applicable End Date, the End Date shall be automatically extended for a period of thirty (30) days from the date such notice was provided by Indigo; provided, further, that (x) if all of the conditions set forth in Article 9 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date) on a date that occurs on or prior to the End Date but (y) the Closing would thereafter occur in accordance with Section 2.05 on a date (the “Specified Date”) that occurs within three (3) Business Days after such End Date, then the End Date shall automatically be extended to such Specified Date and the Specified Date shall become the End Date for purposes of this Agreement; and provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any Party whose material breach of any provision of this Agreement shall have been the primary cause of the failure of the Closing to be consummated by such time (the breach, act or failure to act of the Company or Indigo Americas shall also be deemed to be the breach, act or failure to act of Indigo under this Section 10.01(b)(i)); or”
6.Representations and Warranties. Each Party represents and warrants to the other Parties that the individual executing this Amendment on behalf of such party has the capacity and authority to execute and deliver this Amendment on its behalf, and that this Amendment, once executed and delivered, is the legal, valid and binding obligation of such Party.

7.Miscellaneous. Except as expressly modified by this Amendment, no additional changes or waivers with respect to the Agreement and the Parties’ obligations thereunder are hereby being made, granted or consented to by the Parties, and the Agreement shall remain in full force and effect in all respects. The term “Agreement” as used in the Agreement shall mean the Agreement, as amended by this Amendment and any reference to the Agreement in any other instrument or document shall be deemed a reference to the Agreement as amended by this Amendment. The provisions of Sections 12.01 through 12.03, Sections 12.06 through 12.14 and Section 12.16 of the Agreement shall apply mutatis mutandis to this Amendment.
[Signature pages immediately follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.
INTEL CORPORATION
By:        /s/ David Zinsner
    Name:    David Zinsner
    Title:    Chief Financial Officer
INTEL AMERICAS, INC.
By:        /s/ Harry Demas
    Name:    Harry Demas
    Title:    Director
ALTERA CORPORATION
By:        /s/ Harry Demas
    Name:    Harry Demas
    Title:    Director

[Signature Page to Amendment No. 1 to Transaction Agreement]

SLP VII GRYPHON AGGREGATOR, L.P.

By: SLP VII Aggregator GP, L.L.C.,
    its general partner

By: Silver Lake Technology Associates VII, L.P.,
its managing member

By: SLTA VII (GP), L.L.C.,
its general partner

By: Silver Lake Group, L.L.C.,
its managing member
By:        /s/ Kyle Paster
    Name: Kyle Paster
    Title: Managing Director

[Signature Page to Amendment No. 1 to Transaction Agreement]